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                                                                    Exhibit 23.2






                       CONSENT OF INDEPENDENT ACCOUNTANTS

                      LAIDLAW SOLID WASTE MANAGEMENT GROUP



We consent to the incorporation by reference in the Registration Statement of Allied Waste Industries, Inc. on Form S-4 dated of September 15, 1997, our report dated September 30, 1996, to the Directors of Laidlaw Inc. on the balance sheets of the Laidlaw Solid Waste Management Group as at August 31, 1995 and 1996 and the statements of operations and cash flows for years ended August 31, 1994, 1995 and 1996, which report is incorporated in the Form 8K/A-4 dated of February 19, 1997.

This letter is provided to securities regulatory authorities pursuant to the requirements of their securities legislation and is not for any other purpose.










September 15, 1997                                 Coopers & Lybrand
Hamilton, Canada                                   Chartered Accountants